As filed with the Securities and Exchange Commission on November 23, 1999.
                                                         Registration No. 333-
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES & EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           ------------------------
                       ADVANTAGE MARKETING SYSTEMS, INC.
            (Exact Name of Registrant as Specified in its Charter)


           OKLAHOMA                                     73-1323256
  (State or other jurisdiction           (I.R.S Employer Identification Number)
of incorporation or organization)

  2601 NORTHWEST EXPRESSWAY, SUITE 1210W
     OKLAHOMA CITY, OKLAHOMA                                        73112-7293
  (Address of principal executive offices)                          (Zip Code)

           ADVANTAGE MARKETING SYSTEMS, INC. 1995 STOCK OPTION PLAN
                           (Full Title of the Plan)

                             MR. ROGER P. BARESEL
                                   PRESIDENT
                       ADVANTAGE MARKETING SYSTEMS, INC.
                    2601 NORTHWEST EXPRESSWAY, SUITE 1210W
                      OKLAHOMA CITY, OKLAHOMA 73112-7293
                    (Name and Address of Agent For Service)

                                (405) 842-0131
         (Telephone Number, Including Area Code, of Agent For Service)
                           ------------------------
                                  COPIES TO:
                           MR. MICHAEL E. DUNN, ESQ.
                            DUNN SWAN & CUNNINGHAM
                     2800 OKLAHOMA TOWER, 210 PARK AVENUE
                      OKLAHOMA CITY, OKLAHOMA 73102-5604
                                (405) 235-8318
                           ------------------------

                                    CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
                                                    PROPOSED MAXIMUM       PROPOSED MAXIMUM         AMOUNT OF
        TITLE OF SECURITIES          AMOUNT TO BE     OFFERING PRICE      AGGREGATE OFFERING       REGISTRATION
        TO BE REGISTERED(1)           REGISTERED       PER SHARE (2)           PRICE (2)              FEE(3)
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         1,111,444           $4.13               $4,590,264            $1,276.10
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of shares of Common Stock as a result of adjustment in the number of securities issuable upon exercise of stock options by reason of anti-dilution provisions of the Advantage Marketing
         Systems, Inc. 1995 Stock Option Plan.
(2) The Offering Price has been estimated and the registration fee has been computed pursuant to Rule 457(c) on the basis of the closing sale price of the Common Stock as quoted on the American Stock Exchange on November 19, 1999, which was $4.13.
(3) Calculated pursuant to rule 457(h)(1) on the basis of the closing sale price of shares of the Common Stock as quoted on the American Stock Exchange on November 19, 1999.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

                                PLAN INFORMATION

         Advantage Marketing Systems, Inc. (the "Company") established the Advantage Marketing Systems, Inc. 1995 Stock Option Plan (the "Plan") in June 1995. The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

         The purpose of the Plan is to strengthen the ability of the Company to attract and retain well-qualified personnel, to furnish additional incentive to those persons responsible for the success of the Company, and thereby to enhance shareholder value.

         The Plan provides for the grant of stock options ("Options"), including incentive stock options ("ISO Options") and nonincentive stock options ("NSO Options"), with or without stock appreciation rights ("SARs") to employees, independent contractors and consultants of the Company, including employees who also serve as Directors of the Company. Under the provisions of the Plan, it is intended that ISO Options (with or without SARs) qualify as options granted pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and are entitled to the favorable tax consequences thereunder upon the grant and exercise of such Options. The total number of shares of Common Stock, $.0001 par value per share, authorized and reserved for issuance under the Plan is 1,125,000 of which 13,556 have been issued pursuant to exercise of stock options.

GRANT AND EXERCISE OF OPTIONS

         The Stock Option Committee of the Board of Directors (the "Stock Option Committee") administers and interprets the Plan and has authority to grant Options to all eligible employees, independent contractors and consultants, and determine the types of Options (with or without SARs) granted, the terms, restrictions and conditions of the Options at the time of grant, and whether SARs, if granted, are exercisable at the time of exercise of the Option to which the SAR is attached.

         Options granted under the Plan are exercisable in such amounts, at such intervals and upon such terms as the Option grant provides. The Option price of the Common Stock is determined by the Stock Option Committee, provided such price may not be less than 85 percent (100 percent for ISO Options) of the fair market value of the shares on the date of grant of the Option. However, if a participant owns more than 10 percent of the total combined voting power of all classes of capital stock of the Company, the exercise price of ISO Options may not be less than 110 percent of the fair market value of the Common Stock on the date of the grant, and such ISO Options cannot be exercised for five years after the grant. The aggregate fair market value of the Common Stock with respect to which ISO Options are initially exercisable by any participant in any calendar year may not exceed $100,000. The fair market value of a share of the Common Stock is determined by averaging the closing high bid and low asked quotations for such share on the date of grant of the option. Upon the exercise of an Option, the Option price must be paid in full, in cash or in Common Stock or a combination of cash and Common Stock in the event that the purchase is pursuant to exercise of rights under an SAR which is attached to an Option and which is exercisable on the date of exercise of the Option. Subject to the Stock Option Committee's approval, upon exercise of an Option with an SAR attached, a participant may receive cash, shares of Common Stock or a combination of both in an amount or having a fair market value equal to the excess of the fair market value, on the date of exercise, of the shares for which the Option and SAR are exercised over the Option exercise price.

         Options granted under the Plan may not be exercised until six months after the date of the grant, except in the event of death or disability of the participant, and may not under any circumstances be exercised after 10 years from the date of grant. Subject to the foregoing, Options are exercisable only by participants who are actively employed as employees, independent contractors or consultants by the Company or a subsidiary of the Company (employees only for ISO Options), except that Options may, with the consent of the Stock Option Committee, be exercised at any time within three years after the participant's retirement, death, disability or the occurrence of other special circumstances as determined by the Stock Option Committee, but in no event beyond the expiration date of the Option. If a participant's employment as an employee, independent contractor or a consultant by the Company or its subsidiary terminates for any reason other than death, disability or retirement, any Option granted to such participant immediately terminates, unless permitted to be exercised by the Stock Option Committee in its sole discretion or pursuant to the terms of the grant. No Option under the Plan may be exercised after June 30, 2005. Options are not transferable except by will or by the laws of descent and distribution.

STOCK APPRECIATION RIGHTS

         SARs may be granted and attached to an Option at the time the Option is granted or at any time subsequent thereto, subject to certain conditions. An SAR may not be exercised until six months after the date of grant except, with the consent of the Stock Option Committee, upon the death or disability of the participant. SARs are exercisable only upon surrender of part or all of the related Option (and only to the extent that the related Option is exercisable) and terminate upon termination of the related Option. SARs may be exercised only under substantially the same terms and conditions as the Options to which they are attached, with the additional condition that the Stock Option Committee, at the time of exercise, be comprised wholly of, or not less than two, disinterested Directors.

         Upon the exercise of an Option to which an SAR is attached, the participant is entitled, subject to the approval of the Stock Option Committee, to receive cash, shares of Common Stock or a combination of both, in an amount or having a fair market value equal to the excess of the fair market value, on the date of exercise, of the shares for which the right is exercised, over the Option exercise price. The Stock Option Committee has no authority to deny the exercise of the underlying Option pursuant to the terms of the Option grant.

TERMINATION AND AMENDMENT

         The Plan will terminate on June 30, 2005. The Plan may be altered, changed, modified, amended or terminated by written amendment approved by the Board of Directors of the Company; provided, that no action of the Board of Directors may, without the approval of the Shareholders, increase the total amount of Common Stock which may be purchased under Options granted under the Plan; withdraw the administration of the Plan from the Stock Option Committee; amend or alter the Option price of Common Stock under the Plan; change the manner of computing the spread payable by the Company to a participant upon the exercise of an SAR; or amend the Plan in any other manner which would impair the applicability of the exemption afforded by Exchange Act Rule 16b-3 to the Plan. No amendment, modification or termination of the Plan may in any manner adversely affect any Option theretofore granted under the Plan without the consent of the participant.

PARTICIPANTS

         At this time it is not possible to determine who in the future will be among the eligible employees, independent contractors and consultants selected to receive Options, with or without SARs attached, under the Plan or the number of shares of Common Stock which may be optioned to any eligible employee, independent contractor or consultant. It is expected, however, that these determinations will be made on the basis of the eligible person's responsibilities and present and potential contributions to the success of the Company as indicated by the Stock Option Committee's evaluation of the position such eligible person occupies.

FEDERAL INCOME TAX CONSEQUENCES

         No tax obligation will arise for the optionee or the Company upon the granting of Options under the Plan. Upon exercise of a NSO Option, an optionee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value, on the date of exercise, of the shares of Common Stock acquired over the exercise price of the

Option. Thereupon, the Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee if, only in the case of employees, the Company deducts and withholds appropriate income taxes. Any additional gain or loss realized by an optionee on disposition of such Option shares generally will be capital gain or loss to the optionee and will not result in any additional tax deduction to the Company.

         Upon the exercise of an ISO Option, an optionee will not recognize taxable income. The recognition of income and gain is deferred until the optionee sells the shares of Common Stock acquired pursuant to exercise of the ISO Option. If the optionee does not dispose of the shares of Common Stock within two years from the date the ISO Option was granted and within one year after the exercise of the ISO Option, and the ISO Option is exercised no later than three months after the termination of the optionee's employment, the gain on sale will be treated as long-term capital gain. The Company is not entitled to any tax deduction in respect of the exercise of an ISO Option, however, if the Option shares are not held for the full term of the holding period described above, the Options will retroactively lose their qualification as ISO Options (i.e., become NSO Options), the gain on the sale of such shares, being the lesser of (a) the fair market value of the shares on the date of exercise minus the Option price, or (b) the amount realized on disposition minus the Option exercise price, will be taxed to the participant as ordinary income and the Company may be entitled to a deduction in the same amount. Any additional gain or loss realized by a participant upon disposition of the shares of Common Stock acquired pursuant to exercise of the Option prior to the expiration of the full term of the holding period described above, generally will be capital gain or loss to the participant and will not result in a tax deduction to the Company. The "spread" upon exercise of an ISO Option constitutes a tax preference item for purposes of the "alternative minimum tax" under the Code. The tax benefits which might otherwise accrue to a participant may be affected by the imposition of such tax if applicable to the participant's individual circumstances.

                             ADDITIONAL INFORMATION

         Additional information regarding the Plan and its administration may be obtained by calling the Company's office at (405) 842-0131 or by writing to Advantage Marketing Systems, Inc., 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112-7293, Attention: Roger P. Baresel.

         The Company has filed the Registration Statement on Form S-8 (herein, together with all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), with the Securities and Exchange Commission (the "Commission"), Washington, D.C., with respect to the securities offered by the Company under the Plan. As permitted by the rules and regulations of the Commission, this Registration Statement incorporates certain documents which constitute under Rule 428(a)(1) promulgated under the 1933 Act a prospectus that meets the requirements of Section 10(a) of the 1933 Act. The statements contained in the Registration Statement as to the contents of any contract or other document referenced herein are not necessarily complete, and in each instance, if the contract or document was filed as an exhibit, reference is hereby made to the copy of the contract or other document filed as an exhibit to the Registration Statement and each such statement is qualified in all respects by such reference. Furthermore, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") as a "small business issuer" as defined under Regulation S-B promulgated under the 1933 Act. In accordance with the 1934 Act, the Company files reports, proxy and other information statements with the Commission (File No. 001-13343). All such reports, proxy and other information statements will be provided without charge to the participants in the Plan. The Registration Statement, such reports, proxy and other information statements can be inspected and copied at, and copies of such materials can be obtained at prescribed rates from, the Public Reference Section of the Commission in the office of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004, and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto and such reports, proxy and other information statements may be obtained from the Commission at such offices, upon payment of prescribed rates. In addition, the Registration Statements and exhibits and such reports, proxy and other information statements made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the World Wide Web on the Internet, located at http://www.sec.gov. The Registration Statement, all exhibits thereto and amendments thereof and all other documents incorporated by reference have been filed with the Commission through EDGAR. The Company will provide without charge to each participant in the Plan, upon written or oral request, a copy of any information incorporated by reference herein. Such requests should be directed to Advantage Marketing Systems, Inc., 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112- 7293, telephone: (405) 842-0131.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents previously filed with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

         (a) the Prospectus, dated February 19, 1999, of the Company filed with the Commission pursuant to Rule 424(b) and in conjunction with the Company's Registration Statement on Form SB-2 (No. 333-47801);

         (b) the Annual Report on Form 10-KSB for the year ended December 31, 1998, filed with the Commission on March 30, 1999; the Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999, filed with the Commission on May 7, 1999; the Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999, filed with the Commission on August 13, 1999; the Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999, filed with the Commission on November 15, 1999

         (c) the Company's Amendment to Registration Statement on Form 8-A, as filed with the Commission on June 9, 1999;

         (d) the Company's Certificate of Incorporation filed as Exhibit 3.1 to Registration Statement on Form SB-2 (Registration No. 333-47801) as filed with the Commission on March 11, 1998; and

         (e) the Company's Bylaws filed as Exhibit 3.2 to Registration Statement on Form SB-2 (Registration No. 333- 47801) as filed with the Commission on March 11, 1998.

Furthermore, all documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of each such document or report.

ITEM 4.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 1031 of the Oklahoma General Corporation Act permits (and Registrant's Certificate of Incorporation and Bylaws, which are incorporated by reference herein) authorize indemnification of directors and officers of the Registrant and officers and directors of another corporation, partnership, joint venture, trust or other enterprise who serve at the request of Registrant, against expenses, including attorneys fees, judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of Registrant or at the request of Registrant, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Registrant may not indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that an officer or director is successful on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorneys fees, actually and reasonable incurred by him in connection therewith.

         The circumstances under which indemnification is granted with an action brought on behalf of Registrant are generally the same as those set forth above; however, expenses incurred by an officer or a director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount it is ultimately determined that such officer or director is not entitled to indemnification by Registrant.

         These provisions my be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933, as amended (the "1933 Act"), in which case such provision is against public policy as expressed in the 1933 Act and is therefore unenforceable.

ITEM 8.  EXHIBITS.

         4.1 Form of certificate of the common stock is incorporated by reference to Exhibit 4.1 of Amendment No. 2 to the Company's Registration Statement on Form SB-2 (No. 33-80629), as filed with the Commission on November 20, 1996.

         4.2 Advantage Marketing Systems, Inc. 1995 Stock Option Plan incorporated by reference to Amendment No. 2 to the Company's Registration Statement on Form SB-2 (No. 33-80629), as filed with the Commission on November 20, 1996.

         5.1 Opinion of Dunn Swan & Cunningham, A Professional Corporation, counsel to the Company.

         23.2     Consent of Deloitte & Touche LLP.

         23.3     Consent of Dunn Swan & Cunningham.

ITEM 9.  UNDERTAKINGS.

         (a) RULE 415 OFFERING.

         The undersigned Registrant hereby undertakes:

                   (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) to include any material information with
                                 respect to the plan of distribution not
                                 previously disclosed in the Registration
                                 Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs 2 (a) (1) (i) and 2 (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the

         Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference herein.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)  FILING INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY
              REFERENCE.

                  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13
         (a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the new offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e)      INCORPORATED ANNUAL AND QUARTERLY REPORTS.

                  The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (h) REQUEST FOR ACCELERATION OF EFFECTIVE DATE OF FILING OF REGISTRATION STATEMENT ON FORM S-8.

                  Insofar as indemnification for liabilities arising under the Securities Act my be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, Oklahoma, on this 15th day of November, 1999.

                                      ADVANTAGE MARKETING SYSTEMS, INC.
                                      (Registrant)


                                      By:      /S/ JOHN W. HAIL
                                               ---------------------------------
                                               John W. Hail, Chief Executive
                                               Officer
Roger P.  Baresel, President

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Roger P. Baresel and John W. Hail, and each of them, his true and lawful attorney-in-fact and agent, with all power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto same attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or each of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


         Signature                                            Title                                       Date
         ---------                                            -----                                       ----
 /S/ JOHN W. HAIL                                      Chairman of the Board, Chief                November 15, 1999
--------------------------------------------           Executive Officer and Director
 John W. Hail


 /S/ ROGER P. BARESEL                                  President, Chief Financial                  November 15, 1999
--------------------------------------------           Officer and Director
 Roger P. Baresel


 /S/ R. TERREN DUNLAP                                  Director                                    November 15, 1999
--------------------------------------------
 R. Terren Dunlap


 /S/ HARLAND C. STONECIPHER                            Director                                    November 15, 1999
--------------------------------------------
Harland C. Stonecipher
